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INFORMATION ARCHITECTS OBTAINS FUNDING FOR INTERNET BUSINESS-TO-BUSINESS
OFFERING

August 4, 1999

Information Architects Corporation (NASDAQ:IARC), a provider of Web-based digital content and information management solutions, today announced that it has completed a private placement of $5 million in original principal amount of convertible debentures with a single investor. The debentures accrue interest at the rate of 6% per annum and are convertible at a discount to the market. In addition to the issuance of the debentures, Information Architects has issued warrants to the investor to purchase shares of common stock. The proceeds from the sale of the debentures will be used for internal working capital purposes, including the start-up costs of the new business-to-business Internet offering, Metaphoria, and to reduce certain short term debts. Details of the financing will be covered in the Company's 3rd Quarter, 1999 Form 10-Q filing.

"We are extremely pleased with the financing. Companies that see the potential of the Internet to capture the competitive advantage for the coming decade know that quick entry with business-to-business access is the key." stated Robert F. Gruder, Chairman and Chief Executive Officer of Information Architects Corporation (iA). "This funding will assist us with our continued roll out of our recently patented, Metaphoria, Internet technology." Mr. Gruder stated, "The 'any data - anywhere' concept available with Metaphoria is a means to provide iA's clients the most state of the art content and supply chain management software available."

iA and the investor have also entered into a letter to meet iA's possible future capital needs. Under the terms of the letter, the parties contemplate establishing a $5 million equity line, subject to certain conditions as well as mutually agreed to documentation. The equity line would be structured so that iA could draw down funds, from time to time as needed, by selling shares of its common stock at a discount to the then current market price.

About iA

iA provides business-to-business Web based solutions that, regardless of platform, enable real-time access and updates of information from any source platform or system using a standard Internet Web Browser. The Company's flagship offering, the Metaphoria Virtual Web Server, is a patented, open JAVA-based Internet technology that can take any type of digital information, regardless of whether it resides in a document, presentation, file, database, or application, and independent of its source platform, and make it available to be divorced, combined, viewed, and updated from a standard Internet browser. This technology is intended to allow customers to make immediate business and purchasing decisions, broaden business opportunities, improve information exchange and collaborate among co-workers, customers, suppliers and partners. Additionally, since the Metaphoria Virtual Web Server can access data regardless of its location, it enables data to be combined from multiple internal and external locations including host servers, Internets, Extranets, and others. More information about iA and its services can be found on the World Wide Web at http://www.ia.com.

Forward Looking Statements

The foregoing statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", "anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the impact of competitive products and services, our ability to manage growth and acquisitions of technology or people, diversification of our business, the effect of economic and business conditions, including risks inherent in international operations, the ability to attract and retain technical personnel and other risks detailed from time to time in our filed SEC documents. We assume no obligation to update the information in this release.